Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

n e w s r e l e a s e

FOR MORE INFORMATION, CONTACT:

Regina Nethery
Humana Investor Relations
Phone: 502-580-3644
E-MAIL:  rnethery@humana.com

Dick Brown
Humana Corporate Communications
Phone: 502-580-3683
E-MAIL:  dbrown4@humana.com

Humana Completes Acquisition of CarePlus Health Plans of Florida

  Successful acquisition also includes CAC Florida Medical Centers and PrescribIT Rx Pharmacy Company
  Guidance for 2005 Earnings and Cash Flows Raised

LOUISVILLE, KY - Feb. 16, 2005 - Humana Inc. (NYSE: HUM) today announced it has completed its acquisition of CarePlus Health Plans of Florida as well as its 10 CAC-Florida Medical Centers, and PrescribIT Rx pharmacy company in Miami-Dade County. CarePlus provides Medicare Advantage HMO plans and benefits to approximately 50,000 Medicare eligibles in Miami-Dade, Broward and Palm Beach counties.

       As previously disclosed, Humana anticipates the acquisition to be immediately accretive to earnings, adding earnings at an annual rate of approximately $0.15 to $0.18 per diluted share during the first 12 months, including the impact of integration costs incurred.

       Given the February 16, 2005 closing date for the transaction, Humana is raising its guidance for 2005 diluted earnings per common share (EPS) by $0.15 to $2.20. Prior company 2005 EPS guidance was $2.05 and excluded any impact from the CarePlus transaction.

       The company is also raising its guidance for first quarter 2005 EPS to a range of $ 0.61 to $0.63; 2005 consolidated revenues to approximately $14.5 billion; 2005 cash flows from operations to a range of $625 million to $675 million; and now forecasts its Medicare membership to be in the range of 470,000 to 485,000 by the end of 2005, inclusive of the CarePlus members.

       "This is a great day for CarePlus and Humana members as we join two well-known and respected companies to offer a broad choice of Medicare health benefits to the growing South Florida Medicare market," said Michael A. Seltzer, CEO of Humana's Florida senior products. "CarePlus members will be pleased with Humana's commitment to their service. Their 2005 benefits will stay intact as will their relationships with their current physicians and access to the medical facilities in the CarePlus network."

       Seltzer also reiterated that patients who utilize the 10 CAC-Florida Medical Centers and the PrescribIT Rx pharmacies will continue to receive exceptional service.

       "As we move through 2005, we will be adopting the best practices of both entities while continuing to provide the same level of access to health care that members enjoy today," Seltzer added.

       Cautionary Statement

       This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

    Form 10-K for the year ended December 31, 2003;

    Form 10-Qs for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

       About Humana

       Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 15 states and Puerto Rico. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

       Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

       More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;

  Securities and Exchange Commission filings;

  Most recent investor conference presentation;

  Quarterly earnings press releases;

  Audio archive of most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);

  Corporate Governance Information.

       Summary of Earnings Guidance Points

Note: The company's earnings guidance points described throughout this press release (including the table below) exclude any potential impact from new stock option accounting rules required for implementation by all companies in the latter half of 2005.

2005 Guidance Points
2005 EPS	Approximately $2.20
1Q05 EPS	$0.61 to $0.63
Consolidated revenues	Approximately $14.5 billion
Commercial segment pretax income	Increase of 10% to 15%
Commercial medical membership	Slightly higher excluding loss of 89K member account on January 1, 2005
Increase in Commercial segment fully insured medical premiums on a per-member basis	6.5% to 8.5% overall; 8.5% to 10.5% group only
Increase in Commercial segment fully insured medical costs on a per-member basis	6.5% to 8.5% overall; 8.5% to 10.5% group only
TRICARE pretax margin	Approximately 3%
Medicare medical membership	470,000 to 485,000 by year end
TRICARE medical membership	No material change from 2004 ending membership
Increase in Medicare medical premiums on a per-member basis	9% to 11% (excluding CarePlus)
Increase in Medicare medical costs on a per-member basis	9% to 11% (excluding CarePlus)
TRICARE revenues	Approximately $2.5 billion
Consolidated SG&A expense ratio	13.5% to 14.5%
Cash flows from operations	$625 million to $675 million
Capital expenditures	Approximately $115 million
Effective tax rate	FY 2005 approximately 30 percent; 1Q05 approximately 12 percent
Shares used in computation of EPS	FY 2005 approximately 166 million; 1Q05 approximately 165 million